Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Dr. Peter J. Langecker (“Employee”) and OXiGENE, Inc. (“Company”), and inures to the benefit of each of Company’s current, former and future, as applicable, parents, subsidiaries, affiliates, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, insurers, counsel, employees and assigns. The term “Parties” used in this Agreement means Company and Employee collectively.

RECITALS

A. Employee was an at-will employee of Company;

B. Employee separated from Company effective May 15, 2014 (the “Separation Date”); and

C. The Parties want to resolve any and all actual or potential disputes arising out of or relating to Employee’s employment with Company or the cessation of that employment.

Company and Employee agree as follows:

1. Severance Benefit. In consideration of the covenants and releases in this Agreement, Company will: (a) pay Employee a severance benefit of $386,250.00 (equivalent to one year of his gross annual base salary effective as of the Separation Date), less withholdings authorized or required by law, in accordance with Company’s normal payroll cycle, commencing on the first payroll cycle after the Effective Date of this Agreement; and (b) reimburse for 12 months, starting the month immediately after the Effective Date, Employee’s monthly COBRA premiums, subject to applicable laws and requirements and Employee’s eligibility and compliance with COBRA and insurance requirements. After the 12 months, Company will no longer pay or reimburse Employee for any COBRA or other health insurance premiums. However, if Employee obtains other health insurance coverage from another employer, company, or business entity within the 12 months after the Effective Date, Company will no longer be required to pay for or reimburse Employee for COBRA. Employee is required to inform Company immediately after Employee learns he will be covered by other health insurance and when that coverage begins. Collectively Sections 1(a)-(b) are the “Severance Benefit”. Employee must comply with all of the terms of this Agreement, and his Employee Proprietary Information and Assignment of Inventions Agreement (“Confidentiality Agreement”) in order to receive, or continue to receive, the Severance Benefit. Employee acknowledges and agrees that but for his agreement to enter into, and provide the releases in, this Agreement, he is not entitled to the Severance Benefit. Employee further acknowledges and agrees that the Severance Benefit does not constitute, in any way, any sort of severance plan.

2. Wages and Vacation Time Paid. Employee acknowledges that Company paid Employee, on the Separation Date, all of Employee’s wages due and owing, and paid for any unused vacation, accrued through the Separation Date. Employee acknowledges that he has received all other wages or compensation that Company owes him. Additionally, Employee acknowledges that Company has reimbursed him for all Company business expenses he has incurred up through the Separation Date. Employee’s receipt of these wages, accrued benefits, and reimbursements was not conditioned upon the execution of this Agreement.

3. Health Benefits. Company provided Employee with health insurance during his employment with Company. If Employee wants to continue his health insurance coverage, he acknowledges he must do so through COBRA. Except as set forth above in Section 1, Company will not be paying for or reimbursing Employee for any health insurance costs or premiums (COBRA) after his separation from Company.

4. Reference Requests. If contacted by prospective employers, Company will release information concerning only the dates of Employee’s employment and the last position held. Company will inform prospective employers that it is Company policy to release only this information.

5. Release and Waiver by Employee. Employee, on behalf of himself and his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Company, and, as applicable, its current, former and future parents, subsidiaries, and related entities, employee benefit plans and fiduciaries, predecessors, successors, officers, directors, shareholders, agents, insurers, counsel, employees and assigns (collectively, “Releasees”), from any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to his signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Employee’s employment with Company or the cessation of that employment.

6. Waiver of Employment-Related Claims. Employee waives and releases, except the potential claims identified below, all rights, remedies, or claims he may have had or now has against Company or any of the Releasees regarding employment-related causes of action, that are applicable to Employee and Company and to which Company is subject, including without limitation, claims of wrongful discharge, breach of contract, retaliation, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, claims that he is or was a “whistleblower,” defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Federal Rehabilitation Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by the Employee’s waiver and release are: (a) claims for unemployment insurance benefits, (b) claims under California’s Workers Compensation laws, (c) claims relating to the Company’s express obligations under this Agreement, and (d) claims that cannot be waived or released as a matter of law (including, without limitation, administrative claims before the United States Equal Employment Opportunity Commission (“EEOC”), including Employee testifying, assisting or participating in an investigation or proceeding by the EEOC or any comparable state or local agency). Employee represents and warrants that he does not believe he currently has any work related injuries. Employee’s waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to Employee regarding any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section will be deemed to limit Company’s right to seek immediate dismissal of the charge or complaint on the basis that Employee’s signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to Employee under this Agreement in the event Employee successfully challenges the validity of this release and prevails in any claim under the federal discrimination laws.

7. Waiver of Unknown Claims. In executing this Agreement, Employee waives and relinquishes all rights and benefits granted to Employee under the provisions of Section 1542 of the California Civil Code or any similar statute or doctrine. Civil Code section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee acknowledges that he has read all of this Agreement, including the above Civil Code section, and that both the general release and Employee’s release of all rights and benefits pursuant to Civil Code section 1542 are fully understood. In waiving the provisions of Section 1542 of the California Civil Code, Employee acknowledges that he may later discover facts in addition to or different from those which he now believes to be true with respect to the matters released in this Agreement. But, he agrees that he has taken that possibility into account in reaching this Agreement, and that the releases in this Agreement will remain in effect as full and complete releases notwithstanding the discovery or existence of additional or different facts.

8. Severability. If a Court rules that any provision in this Agreement is unenforceable, it will not affect the enforceability of the remaining provisions. The Court may enforce all remaining provisions to the extent permitted by law.

9. Confidentiality of Agreement. The Parties will not disclose to others, and will keep confidential, unless compelled by legal process or other legal requirements, including without limitation the Company’s compliance with its obligations under the U.S. securities laws, both the fact of and terms of this Agreement. The Parties may disclose this information to attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which these professional advisors were retained. Employee may disclose the terms of this Agreement to his spouse/family if they agree in advance to keep this Agreement and its terms confidential. The Parties may disclose the terms of this Agreement as necessary to enforce its terms or to remedy for the breach of its terms. Employee acknowledges that keeping confidential the fact and terms of this Agreement is a material provision of this Agreement, and the breach of this provision will relieve Company of its obligation to pay or continue to pay the Severance Benefit and will allow Company to seek recovery of any amounts paid to Employee under this Agreement, subject to applicable laws.

10. Confidential Information. Employee acknowledges that, as a condition to his employment with Company, he executed the Confidentiality Agreement. This Agreement in no way affects, alters or waives Employee’s obligations or Company’s rights under the Confidentiality Agreement (together with its attached exhibits). Employee’s ongoing compliance with the Confidentiality Agreement is a material condition to this Agreement, and an express condition to Employee’s receipt of the Severance Benefit described in this Agreement.

11. Non-Disparagement. Employee agrees not to disparage, in any manner, Company, its parents, successors, sister companies, divisions or affiliates; provided, however, that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process. Company’s officers and directors will not disparage Employee in any manner; provided, however, that Company and its officers and directors may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. Cooperation. Employee agrees to cooperate fully with Company in connection with any internal or external investigation, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future (whether before or after the Separation Date) against or on behalf of Company or its affiliates, and to assist Company in responding to requests for information or documents from any governmental authority, relating to events or occurrences that transpired during Employee’s employment with Company. This cooperation will include Employee assisting Company with the current FINRA investigation regarding or relating to Company’s announcement of certain clinical trial results. Employee’s full cooperation will include, but not be limited to, meeting with representatives of Company and/or meeting with Company counsel (and providing truthful responses to any questions by Company or its counsel), cooperating in discovery, providing affidavits and testimony as may be required or deemed necessary by Company, and informing Company of any requests by any third party for Employee’s testimony or information or documents in Employee’s possession.

13. Return of Company Property. In order to receive the Severance Benefit, Employee must return all Company property in Employee’s possession, custody or control no later than five (5) business days after the Separation Date.

14. Integrated Agreement. This Agreement (together with the agreements and documents to which it specifically refers) contains the entire agreement of the Parties concerning its subject matter. The Parties did not make any promises or representations to each other that do not appear in this Agreement. This Agreement supersedes all other agreements between the Parties excluding the Confidentiality Agreement.

15. Voluntary Execution. Employee has read and understands this Agreement. Employee voluntarily signs this Agreement. No person coerced Employee to sign this Agreement. Even if any of the facts or matters upon which Employee relied in making this Agreement prove to be otherwise, this Agreement will remain in full force and effect.

16. Waiver, Amendment and Modification. No waiver, amendment or modification of this Agreement’s terms is effective unless it is in writing and signed by all parties affected by the waiver, amendment or modification. The Parties’ waiver of any term or condition of this Agreement will not be construed as a waiver of any other term or condition.

17. Counterparts. This Agreement may be signed in counterparts and those counterparts will be treated as if they were one signed document.

18. Employee’s Right To Release. Employee warrants and represents that (a) Employee has not assigned or transferred, or purported to assign or transfer, and that Employee will not in the future assign or transfer to any person or entity, any right or claim released by this Agreement, any part thereof, or any interest therein, and (b) Employee is the sole owner of the rights and claims released in this Agreement.

19. Venue and Governing Law. The validity, interpretation, enforceability, and performance of this Agreement must be governed by and construed in accordance with the laws of the State of California, exclusive of its choice-of-law rules. Any action arising under or relating to this Agreement must be commenced and maintained in the federal or state courts as applicable in San Francisco County, California. The parties agree to the personal jurisdiction of these Courts in San Francisco County.

20. Tax Liability. Employee assumes full responsibility for any and all taxes, interest and/or penalties that may be assessed upon the Severance Benefit.

21. Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Employee under the Age Discrimination in Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), as applicable:

(a)	Employee acknowledges that he has read and understands the terms of this Agreement.

(b)	Employee acknowledges that he has been advised to consult with independent counsel regarding this Agreement, and that he has received all counsel necessary to willingly and knowingly enter into this Agreement.

(c)	Employee understands that in signing this Agreement, Employee is not waiving rights or claims based on matters occurring after the date this Agreement is executed.

(d)	Employee understands and agrees that Employee is waiving rights on claims only in exchange for consideration that Employee was not already entitled to.

(e)	Employee understands that this Agreement does not prohibit Employee from challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.

(f)	Employee acknowledges that he has been given twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. If Employee does not present an executed copy of this Agreement to the Company’s Chief Financial Officer before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.

(g)	During the seven (7) days after the execution of this Agreement (should he elect to execute it), Employee may revoke this Agreement by delivering a written revocation (via facsimile, email or personal delivery) to the Company’s Chief Financial Officer. This Agreement will not become effective until the eighth (8th) day after Employee executes and does not revoke it (the “Effective Date”). If Employee either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, he will not receive and/or be entitled to the Severance Benefit described in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates written below.

Dated: May 16, 2014	/s/ Dr. Peter J. Langecker
DR. PETER J. LANGECKER

OXIGENE, INC.

Dated: May 16, 2014	/s/ Frederick W. Driscoll
By: FREDERICK W. DRISCOLL
Chairman of the Board of Directors